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                                                                    EXHIBIT 99.1


(AH LOGO)

       ARLINGTON HOSPITALITY, INC.
       2355 South Arlington Heights Road-Suite 400-Arlington Heights, IL 60005 847-228-5400 Fax: 847-228-5409 www.arlingtonhospitality.com


For Immediate Release
CONTACT:                                          MEDIA CONTACT:
James B. Dale, Chief Financial Officer            Jerry Daly or Carol McCune
847-228-5401 x 361                                703-435-6293
jimdale@arlingtonhospitality.com                  jerry@dalygray.com


          ARLINGTON HOSPITALITY, INC. ANNOUNCES LINE OF CREDIT RENEWAL;
                TEMPORARY AGREEMENT WITH HOTEL LANDLORD EXTENDED


    ARLINGTON HEIGHTS, Ill., May 4, 2004--Arlington Hospitality, Inc. (Nasdaq/NM: HOST), a hotel development and management company, today announced the renewal of its operating line of credit with LaSalle Bank N.A., and the extension of the temporary letter agreement with the landlord of 21 AmeriHost Inn hotels operated by the company.

CORPORATE LINE-OF-CREDIT

    The company's operating line-of-credit has historically been a one-year facility requiring annual renewals or replacement. On April 30, 2004, the company renewed its operating line-of-credit facility with LaSalle Bank N.A., for a one-year period maturing April 30, 2005. The renewed facility has a maximum availability of $4.0 million, and bears interest at the fixed rate of 10 percent per annum. The maximum availability on this facility is scheduled to step-down to $3.5 million on February 28, 2005. The renewed line-of-credit facility contains covenants consistent with the prior facility. As part of the renewal, the lender waived any covenant violations that existed as of December 31, 2003.

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TEMPORARY AGREEMENT WITH PMC COMMERCIAL TRUST

    The company remains in discussions with PMC Commercial Trust (PMC) (AMEX:
PCC), regarding 21 AmeriHost Inn hotels owned by PMC, which are leased and operated by a wholly-owned subsidiary of the company. The company seeks to restructure the lease agreements in order to improve operating results and cash flow with respect to these hotels, and to agree on a plan that would transfer these hotels to other operators through the sale of the properties.

    On March 12, 2004 the company, through the wholly-owned subsidiary, entered into a temporary letter agreement with PMC, which expired on April 30, 2004. The temporary letter agreement (i) provided for reduced base rent payments for the months of March and April 2004, from approximately $445,000 per month to $360,000 per month, with the reductions deferred until the expiration of the temporary agreement, and (ii) allowed the company's subsidiary to utilize $200,000 of its existing security deposit to partially fund these base rent payments.

    On April 30, 2004, the temporary letter agreement was revised to extend its terms for one month, which reduced the base rent payable on May 1, 2004, from approximately $445,000 to approximately $360,000, which payment was timely made by the company. Additionally, the deferred portion of the March, April and May 2004 rent (approximately $264,000), plus the $200,000 needed to restore the security deposit to its March 12, 2004 balance, will be payable to PMC in four equal monthly installments beginning June 1, 2004.

    The temporary letter agreement also provides for the gathering and sharing of certain hotel and financial information regarding the company's operations. While the objective is to


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reach an agreement prior to the expiration of the temporary letter agreement (as revised), there can be no assurance that the leases will be restructured on terms and conditions acceptable to the company and its subsidiary, if at all, or that a restructuring will improve operations and cash flow, or provide for the sale of the hotels to third party operators.

ABOUT ARLINGTON HOSPITALITY

    Arlington Hospitality, Inc. is a hotel development and management company that builds, operates and sells mid-market hotels. Arlington is the nation's largest owner and franchisee of AmeriHost Inn hotels, a 104-property mid-market, limited-service hotel brand owned and presently franchised in 22 states and Canada by Cendant Corporation (NYSE: CD). Currently, Arlington Hospitality, Inc. owns or manages 63 properties in 15 states, including 56 AmeriHost Inn hotels, for a total of 4,590 rooms, with additional AmeriHost Inn & Suites hotels under development.

    This press release may contain forward-looking statements. Forward-looking statements are statements that are not historical, including statements regarding management's intentions, beliefs, expectations, representations, plans or predictions of the future, and are typically identified by words such as "believe," "expect," "anticipate," "intend," "estimate," "may," "will," "should," and "could." There are numerous risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a discussion of these factors, see the Company's report on Form 10-K for the year ended December 31, 2003 under the section headed "Management's Discussion and Analysis of Financial Condition and Results of Operations - Risk Factors."